Exhibit 95

Mine Safety Disclosure

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Center Mine / 3200218	1	—	—	—	—	—	—	No	No	—	—	—

For the quarter and nine months ended September 30, 2019, BNI Energy, owner of Center Mine, received five citations under Section 104(a) of the Mine Safety Act, one of which was a significant and substantial (S&S) citation. For the quarter and nine months ended September 30, 2019, BNI Energy paid $1,190 in penalties for citations closed during the period. For the quarter and nine months ended September 30, 2019, there were no citations, orders, violations or notices under Sections 104(b), 104(d), 107(a), 104(e) or 110(b)(2) of the Mine Safety Act and there were no fatalities.